Exhibit 99.1

Contact Kenn Entringer at Casey Communications, (314) 721-2828 or kentringer@caseycomm.com

NEWS RELEASE	February 14, 2018

James Cavellier is New Chief Information Officer (CIO)

At Cass Information Systems, Inc. (NASDAQ: CASS)

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS) has selected James Cavellier to fill the newly created position of chief information officer (CIO). Cass is the nation’s leading provider of transportation, energy, telecom and environmental invoice payment and information services.

At Cass, Cavellier will oversee the company’s global information technology strategy and operations.

He has more than 25 years of experience in strategic technology planning and development of critical systems. His background includes streamlining operations, implementing Agile and Lean methodologies and enhancing business partner alignment.

Immediately prior to joining Cass, Cavellier was a domain chief information officer for payment and wealth management technologies within Comerica Bank. Over 16 years at Comerica, he held numerous technology leadership positions ranging from strategic technology planning to operational responsibility for all technology across the U.S.

Previously, he held technology leadership positions with The Auto Club Group, Ernst & Young, LLP and General Motors/Electronic Data Systems.

“The rapid pace of change in today’s world of commerce makes the continuing investment in and growth of our IT function a corporate imperative,” said Eric H. Brunngraber, Cass chairman and chief executive officer. “With more than two decades of experience in leading IT innovation for companies in various lines of business, Mr. Cavellier offers a proven record of performance.”

Cavellier earned a bachelor’s degree in management information systems and a master’s degree in business administration from Oakland University, Rochester Hills, Michigan.

He served on multiple advisory boards within the university’s School of Business Administration and was a supporter and mentor to such organizations as We Build Character and the Michigan Council of Women in Technology.

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About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing $50 billion annually on behalf of clients, and with total assets of $1.6 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®.

More information is available at www.cassinfo.com.